Exhibit 10.10

*** TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED
SUPPLY AGREEMENT
THIS AGREEMENT is made this 4th day of April, 2005 by and between
Diosynth B.V., a corporation duly organized and existing under the laws of the Netherlands and having its offices at Kloosterstraat 6, 5349 AB Oss, the Netherlands (hereinafter referred to as (“Diosynth”),
and
BIODEL Inc. (Biodel), a corporation duly organized and existing under the laws of the State of Delaware in the United States of America and having its offices at 6 Christopher Columbus Avenue, Danbury CT 06810 (hereinafter referred to as `BIODEL”),
WITNESSETH:
WHEREAS Diosynth is engaged in the development, manufacture and supply of active substances for pharmaceutical products;
WHEREAS Diosynth possesses the right to manufacture, use and sell a certain recombinant insulin product in certain countries;
WHEREAS BIODEL is engaged in the development of its proprietary formulation(s) of insulin and upon successful development wishes to commercialize or have commercialized such formulation,
WHEREAS BIODEL wishes to purchase from Diosynth recombinant human insulin to be used in its formulation(s) and Diosynth is willing to supply the recombinant human insulin to BIODEL according to the terms and conditions as set forth is this Agreement;
NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
Article 1.Supply and Specifications.
1.1	Diosynth herewith agrees to supply BIODEL and BIODEL herewith agrees to purchase from Diosynth recombinant human insulin (hereinafter referred to as “Substance”) as further described and specified in Appendix A hereto attached.

1.2	During the development of the insulin formulation by BIODEL, Diosynth will supply BIODEL with the Substance in such quantities as BIODEL shall order and estimated not to exceed the following:

[...***...] [...***...]

1.3	In case the insulin formulation(s) are developed successfully and in the event BIODEL wishes to sell its insulin formulation on a commercial basis, Diosynth will supply BIODEL with the Substance in such quantities as BIODEL shall order. It is foreseen that BIODEL will indicate the following quantities as its estimated commercial needs for the product:

[...***...] [...***...] [...***...] [...***...]

1.4	During the term of this Agreement, Diosynth agrees to keep and maintain a Drug Master File for the Substance in the United States of America, and to authorize BIODEL to incorporate by reference all information and documentation contained therein.
Article 2. Forecast and Orders
Within fifteen (15) days from the beginning of each calendar quarter BIODEL shall furnish to Diosynth a rolling forecast of its requirements of the Substance during the next four calendar quarters whereby the required quantities for the first calendar quarter shall be a binding order for supply of the Substance and shall not deviate more than 20% (twenty percent) from the forecast formerly provided to Diosynth.
Article 3. Delivery
3.1	Diosynth will deliver all orders for supply which are within the forecast given according to Article 2 herein within the date stipulated in the order. Diosynth will use its best commercial efforts to deliver as soon as possible any quantities in excess of the purchase order as determined in Article 1.3.
3.2	Diosynth will deliver the Product to BIODEL within the date stipulated in the firm purchase order.

3.3	Delivery of each batch of each Substance shall be effectuated DDP BIODEL’s or its designee’s manufacturing facility (INCOTERMS 2000). Each batch of the Substance shall be accompanied by a certificate of analysis and an invoice.

3.4	Upon dispatch samples of each batch shall be taken at random and sealed by Diosynth and thereupon shall be stored for reference by Diosynth for a period of 24 (twenty-four) months.
Article 4. Non-conformity
4.1	All batches of Substance delivered by Diosynth to BIODEL shall comply with the specifications as set forth in Appendix A and shall be manufactured according to applicable regulations of Good Manufacturing Practices.

4.2	Within thirty (30) days of delivery of the batches of Substance, BIODEL shall inform Diosynth of any non-conformance of the delivered batch(es) with the specifications set out in Appendix A. In the event it appears that such non-conformance is due to faulty manufacture of the relevant batch(es) of Substance, which fact shall be established on basis of the corresponding sealed samples retained by Diosynth, Diosynth shall replace such batches free of charge. In the event BIODEL does not notify Diosynth of any non-conformance within said period, the relevant batches shall be deemed to be in conformance with the specifications and BIODEL shall then have no right to reject the same.

4.3	If the parties fail to agree on whether a batch is defective or on the responsibility therefor, the matter shall be finally determined by an expert to be nominated by agreement between the parties, or failing agreement, by an expert, to be nominated by the President of the International Chamber of Commerce. The said expert shall act as an expert and not as an arbitrator, but his opinion shall be binding upon the parties and his fees and expenses shall be borne by the party against which his decision is rendered.
Article 5. Price and Payment
5.1	The purchase price of the Substance for the year 2005 shall be [...***...], whereas for supply of the quantities in 2006 the purchase price will be [...***...].

5.2	Diosynth is willing to accept [...***...] as the commercial market price in the year 2004. In this respect “commercial market price” is considered to be the price for annual quantities greater than [...***...]. This commercial market price in the year 2004 will be used as a basis for the determination of the commercial market price in subsequent years. To that end, on or before September 30 of each calendar year, parties will in good faith determine the commercial market price for the product for the following calendar year. In any case this price will not increase, on a year by year basis, with more than the increase of the labor cost index in the Netherlands, as published by the C.B.S. (“Central Bureau voor de Statistiek”). Diosynth will not offer the Substance to other customers at a lower price, provided the quality and the quantity of the Substance to that other customer is substantially comparable with the quantity and quality of the Substance supplied to Biodel.
5.3	Payment shall be made by BIODEL within thirty (30) days of the date of Diosynth’s invoice.
Article 6.Warranties and Representations
6.1 Diosynth warrants and represents to BIODEL that
(a)	All Substance manufactured by Diosynth for BIODEL shall be manufactured in compliance with the specifications as set forth in Annex A hereto;

(b)	All Substance manufactured by Diosynth for BIODEL shall be manufactured in compliance with all applicable laws and regulations including, but not limited to, the applicable Good Manufacturing Practices for bulk pharmaceutical ingredients;

(c)	All Substance supplied by Diosynth to BIODEL shall be manufactured at Diosynth’s plants in Oss, the Netherlands and Gisors, France.

(d)	All Substance manufactured by Diosynth for supply to BIODEL shall be manufactured in compliance with Diosynth’s Drug Master File filed with the United States Food and Drug Administration`.
6.2	EXCEPT AS EXPRESSLY PROVIDED HEREIN, DIOSYNTH MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY OR FITNESS FOR PURPOSE OF THE SUBSTANCE SUPPLIED HEREUNDER.
Article 7. Inspection
BIODEL shall have the right to inspect Diosynth’s manufacturing facilities during mutually agreed upon times to ensure that Diosynth’s manufacture of the Substance is in compliance with applicable regulation. The right to inspect granted to BIODEL shall not be deemed as granting to BIODEL access to any trade secrets owned by Diosynth.
Article 8. Liability — Indemnification
8.1	As manufacturer of the finished products, BIODEL shall be liable for and BIODEL shall indemnify and hold Diosynth harmless from and against all damages, claims, causes of action, settlement costs, including reasonable attorneys’ fees, losses or liabilities of any kind asserted by third persons which arise from the manufacture sale and/or use of finished products, unless such damages, claims, causes of action, settlement costs, losses or liabilities arise out of or are attributable to any defect in the Substance due to faulty manufacture by Diosynth.

8.2	Diosynth shall indemnify and hold BIODEL harmless from and against all damages, claims, causes of action, settlement costs, including reasonable attorneys’ fees, losses or liabilities of any kind asserted by third persons which arise out of or are attributable to any defect in the Substance due to faulty manufacture by Diosynth.

8.3	Neither party shall be liable to the other under this Agreement for any indirect or consequential loss or damage suffered or incurred by the other party.
Article 9. Term and Termination
9.1	This Agreement shall be effective as of the date first written above and shall continue to be in force until terminated as provided herein.
9.2	Notwithstanding the preceding paragraph, this Agreement may be terminated forthwith by registered or certified mail:
(a)	by both parties for any reason or no reason with a two year written notice; or

(b)	by either party in the event of any material breach by the other party of any of the terms of this Agreement, unless the other party corrects such breach within said sixty (60) days period;

(c)	forthwith by either party, in the event of the other party’s liquidation, bankruptcy or state of insolvency

(d)	by BIODEL, with 30 days written notice if a controlling regulatory authority either fails to approve or withdraws approval of the insulin formulation(s). In that event, BIODEL will responsible for full payment for all API delivered to BIODEL and for all API quantities on order. In the event that the product is withdrawn by regulatory decree in a portion, but not all of the market, then BIODEL shall have the right to reduce the minimum quantities with 30 days written notice.
9.3	In the event Diosynth shall terminate for any reason or no reason pursuant to clause 9.2(a) herein, Diosynth agrees that it will continue to supply BIODEL pursuant to the terms of this Agreement until BIODEL shall have qualified with all requisite regulatory approvals in the United States a third party supplier of recombinant human insulin to be used in its formulation; provided that BIODEL shall use commercial best efforts to expeditiously qualify such third party supplier and such qualification shall occur no later than three (3) years after date of notification of termination.
Article 10. Mutual Confidentiality
10.1	It is recognized by both BIODEL and Diosynth that during the term of this Agreement, both BIODEL and Diosynth may disclose certain information which is confidential and proprietary. Both parties agrees that they shall keep such Confidential Information confidential and shall not disclose such Confidential information to any third party and shall not use such Confidential Information for other purposes than as required to perform its obligations under this Agreement. For purposes of this Agreement, Confidential Information shall include all information disclosed hereunder in writing and clearly marked as “Confidential”, except any portion thereof which:
(a)	is known to either party before receipt thereof under this Agreement;

(b)	is disclosed in good faith to either party after acceptance of this Agreement by a third party lawfully in possession of such information and not under an obligation of non-disclosure;

(c)	is or becomes part of the public domain through no fault of either party; or

(d)	is required by law to be disclosed.
10.2	The obligations of both parties relating to Confidential Information shall expire upon ten (10) years after expiration of termination of this Agreement.

Article 11. Force Majeure
11.1	Any delay or failure in their performance of any of the duties or obligations of either party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of god, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions or boycotts, fires, explosions, floods, shortages of material or energy or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected.

11.2	The party so affected shall give prompt notice to the other party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.
Article 12. Hardship
Should it appear that at any time during the lifetime of this Agreement and for any reason, the terms of this Agreement are not workable from an economical point of view, the parties to this Agreement at the request of the party concerned shall meet within two (2) months from the date of that request and expend their best efforts to re-establish the terms of this Agreement in a mutually satisfactory way.
Article 13. Assignment
The parties shall not assign this Agreement or any part thereof without the prior written consent of the other party; provided, however, (1) a party may assign this Agreement without consent of the other to any company which through a majority of shares or otherwise directly or indirectly controls or is controlled by or is under common control with such party; or (2) a party may assign or sell the same without such consent in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.
Article 14. Applicable Law and Dispute Resolution
14.1	The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the internal laws of the state of New York in the United States of America.

14.2	The parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter can not be resolved in the normal course of business any interested party shall give the other party written notice of any such dispute not resolved, after which the dispute shall be referred to more senior executives of both parties, who shall likewise attempt to resolve the dispute.

14.3	If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s written notice, or if the parties fail to meet within twenty (20) days as from such notice, the parties shall endeavor to settle the dispute by mediation under the supervision of and in accordance with the CPR Model Mediation Procedure for Business Dispute in Europe. Unless otherwise agreed, both parties or each individual party may request the CPR to appoint an independent mediator. The language of mediation shall be English and the seat of mediation shall be agreed upon by both parties and, in the event parties do not timely agree, the seat will be determined by the mediator.
14.4	If the dispute has not been resolved by non-binding means as provided in 14.3 hereof within ninety (90) days of the initiation of such procedure, the dispute shall be finally and exclusively settled by arbitration in The Hague, or any other mutually agreed upon venue under the Uncitral Arbitration Rules by three (3) independent arbitrators appointed in accordance with said Rules. The appointing authority shall be The London Court of International Arbitration in London, England. The language of the arbitration shall be English. The arbitration shall be in lieu of any other remedy and the award shall be final, binding and enforceable by any court having jurisdiction for that purpose.
14.5	This Article shall, however, not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.
Article 15. Miscellaneous Provisions
15.1	All stipulations contained in this Agreement shall be so construed as not to infringe the provisions of any applicable law or regulation. To the extent, and only to the extent that any stipulation does infringe any such provisions, the same shall be deemed to be void and shall be replaced by a stipulation conforming to the said provision and reflecting the original purpose of the infringing stipulation as much as possible.

15.2	No modification of this Agreement shall be binding unless it is in writing and signed by the parties hereto.

15.3	The failure by any party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect that party’s right thereafter to enforce or exercise the same right.

15.4	All notices and other communications hereunder shall be in writing and will be deemed to have been duly given if delivered or mailed (registered mail where specifically required according to this Agreement) as follows:

As to Diosynth:	Diosynth B.V.
Kloosterstraat 6
P.O. Box 20
5340 BH Oss
The Netherlands
Attention: Adriaan Sanders, API Operations Manager
Telephone: 31 412 662058
Facsimile: 31 412 652311

As to BIODEL:	Biodel Inc.
6 Christopher Columbus Ave.
Danbury CT 06810
Attention: Solomon Steiner, Chairman and CEO
Telephone: 203-798-3600
Facsimile: 203-798-3601
15.5	The relationship of Diosynth to BIODEL established by this Agreement is that of an independent contractor. Nothing contained in this Agreement shall be construed to constitute Diosynth as a partner, agent or joint venturer with BIODEL or as a participant in a joint or common undertaking with BIODEL.
15.6	Neither party shall without the prior written consent of the other party refer to the other party in any promotional material.

15.7	This Agreement and its Appendices set forth the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. Neither party’s general conditions of sale or purchase shall be applicable.
AS AGREED UPON and signed in duplicate by authorized representatives of each party at

Oss,		Danbury,
Diosynth BV		Biodel Inc.

/s/	A. Sanders	/s/	Solomon S. Steiner

By:	Adriaan Sanders	By:	Solomon S. Steiner, Ph.D.
Title:	API Operations Manager	Title:	Chief Executive Officer

/s/	G. de Lavalette

By:	Gert Jan Renardel de Lavalette
Title:	Marketing and Sales Manager

APPENDIX A—Page 1 of 3
DIOSYNTH PRODUCT SPECIFICATIONS
[...***...],